Exhibit 97.1

CINEVERSE CORP.

CLAWBACK POLICY

As adopted by the Board of Directors, effective November 25, 2023

Introduction

The Board of Directors (“Board”) of Cineverse Corp. (the “Company”) believes that it is in the best interests of the Company and its shareholders to maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. To implement this goal, the Board has adopted this policy (the “Policy”) which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and Rule 10D-1 promulgated thereunder (collectively, “Section 10D”).

Employees Covered by the Policy

This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Section 10D and the listing standards of the national securities exchange on which the Company’s securities are listed (the “Listing Standards”), as well as such other senior executives and employees who may from time to time be deemed subject to the Policy by the Board (“Covered Executives”).

Administration

This Policy shall be administered by the Compensation Committee of the Board (“Committee”), and references herein to the Board shall be deemed references to the Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

Clawbacks Due to Accounting Restatements

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Board will require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement (or any transition period that results from a change in the Company’s fiscal year (as set forth in the Listing Standards)), as determined in accordance with Section 10D and any applicable rules or Listing Standards. The date on which the Company is required to prepare an accounting restatement is the earlier to occur of (A) the date the Board or a Board committee (or authorized officers of the Company if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement or (B) the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement.

Incentive Compensation

For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part on the attainment of a “financial reporting measure” (as defined under Section 10D, and including, for the avoidance of doubt, stock price and total stockholder return (“TSR”) measures), including, but not limited to, performance-based cash, stock, options or other equity-based awards paid or granted to the Covered Executive. Compensation that is granted, vests or is earned based solely upon the occurrence of non-financial events, such as base salary, restricted stock or options with time-based vesting only, or a bonus awarded solely at the discretion of the Board and not based on the attainment of any financial measure, is not subject to this Policy.

Amounts Subject to Recovery

The amounts to be recovered pursuant to this Policy will be the excess of the Incentive Compensation received by the Covered Executive based on the erroneous data, over the Incentive Compensation that would have been received by the Covered Executive had it been based on the restated results, as determined by the Board and without regard to any taxes paid or withheld.

Incentive Compensation, for purposes of being subject to recoupment, will be deemed received in the fiscal period during which the financial reporting measure on which the Incentive Compensation is based is attained or purportedly attained, regardless of whether the Incentive Compensation is granted or paid after the end of that fiscal period.

For Incentive Compensation based on stock price or TSR, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the financial restatement, the Board shall determine the amount to be recovered based on a reasonable estimate of the effect of the financial restatement on the stock price or TSR upon which the Incentive Compensation was received and the Company shall document the determination of that estimate and provide it to the national securities exchange on which the Company’s securities are listed.

The compensation recouped under this Policy shall not include Incentive Compensation received by a Covered Executive (i) prior to beginning service as a Covered Executive or (ii) if he or she did not serve as a Covered Executive at any time during the performance period applicable to the Incentive Compensation in question.

Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder, and such method shall be such that the excess compensation is corrected reasonably promptly, the recoupment is not permitted to be paid in installments, and the method used shall consider the implications of other relevant laws including, but not limited to, Section 409A of the Internal Revenue Code. Covered Executives shall be solely responsible for any tax consequences to them that result from the recoupment or recovery of any amount pursuant to this Policy, and the Company shall have no obligation to administer the Policy in a manner that avoids or minimizes any such tax consequences.

No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any Incentive Compensation resulting from recoupment pursuant to this Policy, including paying premiums on an insurance policy that would cover a Covered Executive’s Incentive Compensation reimbursement obligation or any claims relating to the Company’s enforcement of rights under this Policy.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. This Policy shall be interpreted in a manner that is consistent with the requirements of Section 10D and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed and, to the extent this Policy is in any manner deemed inconsistent with such rules, this Policy shall be treated as retroactively amended to be compliant with such rules.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion. The Board may terminate this Policy at any time subject to applicable law or regulatory requirements.

Other Recoupment Rights and Rules

The Board intends that this Policy will be applied to the fullest extent of the law. Each Covered Executive may be required to sign and return to the Company the acknowledgement form attached hereto as Exhibit A pursuant to which such Covered Executive will agree to be bound by the terms of, and comply with, this Policy. For the avoidance of doubt, each Covered Executive shall be fully bound by, and must comply with, the Policy, whether or not such Covered Executive has executed and returned such acknowledgment form to the Company. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other legal or equitable remedies or rights of recoupment that may be available to the Company, whether arising under applicable law (including pursuant to Section 304 of the Sarbanes-Oxley Act of 2002), regulation or pursuant to the terms of any policy of the Company, employment agreement, equity award agreement, or similar agreement.

The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Section 10D and the Listing Standards. In the event that the Board determines recovery to be impracticable, the Company shall comply with any related documentation requirements under Section 10D and the Listing Standards.

The Company shall comply with the disclosure requirements relating to Section 10D and any actions taken in compliance therewith as promulgated by the Securities and Exchange Commission and the Listing Standards.

No-Fault Recovery

Recoupment under this Policy shall be required regardless of whether the Covered Executive or any other person was at fault or responsible for accounting errors that contributed to the need for the financial restatement or engaged in any misconduct.

Effective Date

This Policy has been adopted by the Board and shall be effective November 25, 2023 (“Effective Date”) and shall apply to any Incentive Compensation that is received by a Covered Executive on or after the Effective Date.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.

EXHIBIT A

DODD-FRANK COMPENSATION CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges, confirms and agrees that the undersigned: (i) has received and reviewed a copy of the Policy; (ii) is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company; and (iii) will abide by the terms of the Policy, including, without limitation, by reasonably promptly returning any recoverable compensation to the Company as required by the Policy, as determined by the Compensation Committee in its sole discretion.

Sign: _____________________________

Name: [Employee]

Date: _____________________________